Exhibit 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

Chartered Accountants	Telephone (403) 691- 8000
2700 205 – 5th Avenue SW	Telefax (403) 691- 8008
Calgary AB T2P 4B9	Internet www.kpmg.ca

The Board of Directors of Williston Hunter, Inc.

We have audited the accompanying balance sheet of Williston Hunter, Inc. as of December 31, 2010, and the related statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Williston Hunter, Inc. as of December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Chartered Accountants

Calgary, Canada

January 9, 2012

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

WILLISTON HUNTER, INC.

(FORMALLY KNOWN AS NULOCH AMERICA CORP.)

BALANCE SHEET

December 31, 2010
ASSETS
CURRENT ASSETS:
Cash	$703,480
Accounts receivable	1,637,381

Total current assets	2,340,861

PROPERTY AND EQUIPMENT (Net of Accumulated Depletion and Depreciation):
Oil and natural gas properties, successful efforts accounting (note 2)	36,938,580
Other equipment	11,722

Total property and equipment	36,950,302

OTHER ASSETS:
Deferred tax asset (note 6)	1,332,000

Total Assets	$40,623,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,453,530
Accrued liabilities	4,625,020
Intercompany loan payable (note 4)	26,003,620

Total current liabilities	33,082,170

Asset retirement obligation (note 3)	69,000

Total liabilities	33,151,170

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; 50,000 shares authorized, 9,700 shares issued and outstanding	10
Additional paid in capital	9,654,980
Accumulated deficit	(2,182,997)

Total Stockholders’ Equity	7,471,993

Total Liabilities and Stockholders’ Equity	$40,623,163

The accompanying notes are an integral part of these financial statements.

WILLISTON HUNTER, INC.

(FORMALLY KNOWN AS NULOCH AMERICA CORP.)

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2010
REVENUE:
Oil and gas sales	$4,075,584

Total revenue	4,075,584

EXPENSES:
Lease operating expenses	537,635
Severance taxes and marketing	432,915
Exploration	1,509,920
Depreciation, depletion and accretion	3,213,000
General and administrative	178,845

Total expenses	5,872,315

OPERATING LOSS	(1,796,731)

OTHER INCOME (EXPENSE):
Interest expense (note 4)	(1,595,087)

Loss before income taxes	(3,391,818)

Income tax benefit (note 6)	1,285,000

Net loss	$(2,106,818)

The accompanying notes are an integral part of these financial statements.

WILLISTON HUNTER, INC.

(FORMALLY KNOWN AS NULOCH AMERICA CORP.)

STATEMENT OF STOCKHOLDERS’ EQUITY

	Number of Shares of Common Stock	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
BALANCE, January 1, 2010	4,700	$4	$4,654,986	$(76,179)	$4,578,811
Issued common shares for extinguishment of intercompany loan	1,500	2	1,499,998	—	1,500,000
Issued common shares for cash	3,500	4	3,499,996	—	3,500,000

Net loss	—	—	—	(2,106,818)	(2,106,818)

BALANCE, December 31, 2010	9,700	$10	$9,654,980	$(2,182,997)	$7,471,993

The accompanying notes are an integral part of these financial statements.

WILLISTON HUNTER, INC.

(FORMALLY KNOWN AS NULOCH AMERICA CORP.)

STATEMENT OF CASH FLOWS

For the Year ended December 31, 2010
Cash flows from operating activities
Net loss	$(2,106,818)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, and accretion	3,213,000
Exploratory costs	563,520
Deferred taxes	(1,285,000)
Changes in operating assets and liabilities:
Accounts receivable	(991,291)
Accounts payable	1,530,871
Accrued liabilities	3,747,902

Net cash provided by operating activities	4,672,184

Cash flows from investing activities
Capital expenditures	(23,789,012)
Change in advances	(963,323)

Net cash used in investing activities	(24,752,335)

Cash flows from financing activities
Net proceeds from sale of common stock	3,500,000
Net proceeds from intercompany loan	16,496,788

Net cash provided by financing activities	19,996,788

Net decrease in cash and cash equivalents	(83,363)
Cash and cash equivalents, beginning of year	786,843

Cash and cash equivalents, end of year	$703,480

Cash paid for interest	$1,759,183

Noncash transactions
Accrued capital expenditures	$4,144,620

Issued shares of common stock for extinguishment of intercompany loan	$1,500,000

The accompanying notes are an integral part of these financial statements.

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

Williston Hunter, Inc. (formally known as NuLoch America Corp.) (“the Company”) (a Delaware Corporation) is an indirect wholly owned subsidiary of Magnum Hunter Resources Corporation (“Magnum Hunter”), a Houston, Texas based independent exploration and production company engaged in the acquisition and development of producing properties, secondary enhanced oil recovery projects, and production of oil and natural gas in the United States and Canada.

On May 3, 2011, Magnum Hunter acquired the Company through the acquisition of our parent, Williston Hunter Canada, Inc. (formerly NuLoch Resources Inc.) (“Williston Hunter Canada”) through the acquisition of all outstanding shares of Williston Hunter Canada. See Subsequent Events – Note 9.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Presentation

Our accompanying audited financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions and conditions. Significant estimates are required for proved oil and gas reserves which, as described in Note 2 – Estimates of Proved Oil and Gas Reserves, may have a material impact on the carrying value of oil and gas property.

Critical accounting policies are defined as those significant accounting policies that are most critical to an understanding of a company’s financial condition and results of operation. We consider an accounting estimate or judgment to be critical if (i) it requires assumptions to be made that were uncertain at the time the estimate was made, and (ii) changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

Cash

Cash includes cash in banks. At December 31, 2010, the Company had cash deposits in excess of CDIC insured limits at a financial institution.

Financial Instruments

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued liabilities, and intercompany loan payable approximate fair value, as of December 31, 2010.

Oil and Gas Properties

Capitalized Costs

Our oil and gas properties comprised the following:

December 31, 2010
Mineral interests in properties:
Unproved properties	$11,666,834
Proved properties	5,563,747
Wells and related equipment and facilities	20,454,092
Uncompleted wells, equipment and facilities	1,800,583
Advances	963,324

Total costs	$40,448,580
Less accumulated depreciation, depletion and amortization	(3,510,000)

Net capitalized costs	$36,938,580

We follow the successful efforts method of accounting for our oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties and to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have proved reserves. If we determine that the wells do not have proved reserves, the costs are charged to expense. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties are charged to expense as incurred. We capitalize interest on expenditures for significant exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use. No interest was capitalized during 2010.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income. A sale of a significant property is treated as discontinued operations.

Capitalized amounts attributable to proved oil and gas properties are depleted by the unit-of-production method over proved reserves using the unit conversion ratio of six mcf of gas to one bbl of oil. Depreciation and depletion expense for oil and gas producing property and related equipment was $3,208,000 for the year ended December 31, 2010.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. We recorded no unproved property impairment during the year ended December 31, 2010.

Capitalized costs related to proved oil and gas properties, including wells and related equipment and facilities, are evaluated for impairment based on an analysis of undiscounted future net cash flows. If undiscounted cash flows are insufficient to recover the net capitalized costs related to proved properties, then we recognize an impairment charge in income from operations equal to the difference between the net capitalized costs related to proved properties and their estimated fair values based on the present value of the related future net cash flows. We recorded no impairment during the year ended December 31, 2010.

It is common for operators of oil and gas properties to request that joint interest owners pay for large expenditures, typically for drilling new wells, in advance of the work commencing. This right to call for cash advances is typically found in the operating agreement that joint interest owners in a property adopt. We record these advance payments in Advances in our property account and release this account when the actual expenditure is later billed to us by the operator.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Estimates of Proved Oil and Gas Reserves

Estimates of our proved reserves included in this report are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and SEC guidelines. The accuracy of a reserve estimate is a function of:

·	the quality and quantity of available data;

·	the interpretation of that data;

·	the accuracy of various mandated economic assumptions;

·	and the judgment of the persons preparing the estimate.

Our proved reserve information included in this report was predominately based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

In accordance with SEC requirements, we based the estimated discounted future net cash flows from proved reserves on the unweighted arithmetic average of the prior 12-month commodity prices as of the first day of each of the months constituting the period and costs on the date of the estimate. Future prices and costs may be materially higher or lower than these prices and costs which would impact the estimated value of our reserves.

The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which we record depreciation and depletion expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

Oil and Gas Operations

All of our properties are non-operated in the Williston Basin.

Revenue Recognition

Revenues associated with sales of crude oil, natural gas, natural gas liquids and petroleum products, and other items are recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery of goods occurs, either immediately or within a fixed delivery schedule that is reasonable and customary in the industry.

Revenues from the production of natural gas and crude oil properties in which we have an interest with other producers are recognized based on the actual volumes we sold during the period.

Accounts Receivable

We recognize revenue for our production when the quantities are delivered to or collected by the respective purchaser. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices. All transportation costs are included in marketing expense.

Accounts receivable, oil and gas sales, consist of uncollateralized accrued revenues due under normal trade terms, generally requiring payment within 30 to 60 days of production. No interest is charged on past-due balances. Payments made on all accounts receivable are applied to the earliest unpaid items. We review accounts receivable periodically and reduce the carrying amount by a valuation allowance that reflects our best estimate of the amount that may not be collectible. No allowance was considered necessary at December 31, 2010.

Production Costs

Production costs, including compressor rental and repair, pumpers’ salaries, saltwater disposal, ad valorem taxes, insurance, repairs and maintenance, expensed workovers and other operating expenses are expensed as incurred and included in lease operating expense on our statements of operations.

Exploration expenses include dry hole costs, delay rentals, and geological and geophysical costs.

Dependence on Major Customers

For the year ended December 31, 2010, substantially all of our oil and gas produced was sold to seven purchasers. Additionally, substantially all of our accounts receivable related to oil and gas sales were due from those seven purchasers at December 31, 2010. We believe that there are potential alternative purchasers and that it may be necessary to establish relationships with new purchasers as our production grows. However, there can be no assurance that we can establish such relationships and that those relationships will result in increased purchasers. Although we are exposed to a concentration of credit risk, we believe that all of our purchasers are credit worthy.

Dependence on Suppliers

Our industry is cyclical, and from time to time there is a shortage of drilling rigs, fracture stimulation services, equipment, supplies and qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in the areas where we hold interests, we could be materially and adversely affected. We believe that there are potential alternative providers of drilling services and that it may be necessary to establish relationships with new contractors as our activity level and capital program grows. However, there can be no assurance that we can establish such relationships and that those relationships will result in increased availability of drilling rigs.

Other Equipment

Furniture, fixtures and equipment are carried at cost. Depreciation of furniture, fixtures and equipment is recorded using the straight line method. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition.

Depreciation expense for other property and equipment was $1,000 for the year ended December 31, 2010.

Asset Retirement Obligation

Our asset retirement obligation primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our producing properties at the end of their productive lives, in accordance with applicable federal, state and local laws. We determine our asset retirement obligation by calculating the present value of estimated cash flows related to the liability. The retirement obligation is recorded as a liability at its estimated present value as of the asset’s inception, with an offsetting increase to proved properties. Periodic accretion of discount of the estimated liability is recorded as accretion expense in the consolidated statements of operations.

Our liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells and our risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation. Our liability for asset retirement obligations was $69,000 at December 31, 2010. See Note 3 – “Asset Retirement Obligations” to our financial statements for more information.

Income Taxes

We account for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

We record the income tax effect of transactions in the same year that the transactions enter into the determination of income, regardless of when the transactions are recognized for tax purposes. Income tax credits are used to reduce the provision for income taxes in the year in which such credits are allowed for tax purposes. Deferred taxes are provided to reflect the income tax effects of amounts included for financial purposes in different periods than for tax purposes, principally valuation allowances for inventory and trade receivables for financial reporting purposes and accelerated depreciation for income tax purposes

ASC 740, Income Taxes, prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. We had no liabilities for unrecognized tax benefits at December 31, 2010.

We classify interest related to income tax liabilities as income tax expense, and if applicable, penalties are recognized as a component of income tax expense. The income tax liabilities and accrued interest and penalties that are anticipated to be due within one year of the balance sheet date are presented as current liabilities in our consolidated balance sheets. For the year ended December 31, 2010, we did not recognize any interest or penalties in our statement of operations, nor did we have any interest or penalties accrued in our balance sheet at December 31, 2010 relating to unrecognized tax benefits.

Recently Issued Accounting Pronouncements

In February 2010, the FASB issued ASC 2010-09, Amendments to Certain Recognition and Disclosure Requirements, related to subsequent events under ASC 855, Subsequent Events. This guidance states that if an entity is and SEC filer, it is required to evaluate subsequent events for disclosure through the date that the financial statements are issued. We adopted this guidance as of February 2010 and have included the required disclosures in our financial statements. See Note 9 – Subsequent Events for additional information.

NOTE 3—ASSET RETIREMENT OBLIGATIONS

The Company accounts for asset retirement obligations based on the guidance of ASC 410 which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. ASC 410 requires that the fair value of a liability for an asset’s retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. We have included estimated future costs of abandonment and dismantlement in our successful efforts amortization base and amortize these costs as a component of our depreciation, depletion, and accretion expense in the accompanying financial statements.

The following table summarizes the Company’s asset retirement obligation transactions during the year ended December 31, 2010:

Asset retirement obligation at beginning of year	35,000
Purchased in acquisition	4,000
Liabilities incurred	29,000
Accretion expense	4,000
Revisions in estimated liabilities	(3,000)

Asset retirement obligation at end of year	69,000

NOTE 4—INTERCOMPANY LOAN PAYABLE

The Company has a revolving loan outstanding used to fund capital expenditures with Williston Hunter Canada that bears an interest rate of prime plus 3 percent. The loan is payable on demand. Prime is based on a major Canadian bank’s prime interest rate and was 6% at December 31, 2010. The balance of this intercompany loan was $26,003,620 at December 31, 2010.

The assets of the Company were pledged as security for the credit facilities of Williston Hunter Canada at December 31, 2010. Subsequent to the acquisition of Williston Hunter Canada, the assets of the Company were pledged as security for the credit facilities of Magnum Hunter.

NOTE 5—STOCKHOLDERS’ EQUITY

Common Stock

On October 28, 2010 the Company issued 2,000 shares of common stock to Williston Hunter Canada for cash proceeds of $2,000,000.

On July 27, 2010 the Company issued 1,500 shares of common stock to Williston Hunter Canada for cash proceeds of $1,500,000.

On June 15, 2010 the Company converted $1,500,000 of its intercompany loan payable to Williston Hunter Canada into 1,500 shares of common stock.

A 1,000 for 1 reverse stock split occurred on June 7, 2010. All share information presented in these financial statements have been retroactively adjusted to reflect the reduced number of shares resulting from this action.

NOTE 6—INCOME TAXES

At December 31, 2010, we had available for U.S. federal income tax reporting purposes, a net operating loss (NOL) carry forward for regular tax purposes of approximately $2.8 million which expires in varying amounts during the tax years 2029 through 2030.

The following is a reconciliation of the reported amount of income tax expense (benefit) for the year ended December 31, 2010 to the amount of income tax expense that would result from applying domestic federal statutory tax rates to pretax income:

2010
Loss before income tax	(3,391,818)

Recovery at combined Federal and State income tax rate of 37.9%	1,285,000

Total tax benefit	1,285,000

The components of our deferred income taxes were as follows for the year ended December 31, 2010:

2010
Deferred tax assets:
Net operating loss carryforwards	1,041,000
Asset retirement obligations	26,000
Property and equipment	265,000

Net deferred tax assets	1,332,000

The tax years 2009-2010 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

NOTE 7—OTHER INFORMATION

Supplemental Oil and Gas Disclosures (Unaudited)

The following table sets forth the costs incurred in oil and gas property acquisition, exploration, and development activities.

2010
Purchase of non-producing leases	$6,424,034
Purchase of producing properties	690,978
Exploration costs	13,593,453
Development costs	4,047,224

$24,755,689

Oil and Gas Reserve Information

Proved oil and gas reserve quantities are based on estimates prepared by AJM, Williston Hunter’s third party reservoir engineering firms. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data only represent estimates and should not be construed as being exact.

Total Proved Reserves

	Crude oil	Natural Gas
	(mbbl)	(mcf)
Balance December 31, 2009	266	18
Revisions of previous estimates	63	4
Purchase of reserves	14	—
Extensions, discoveries, and other additions	1,965	7
Production	(58)	—

Balance December 31, 2010	2,250	29

Developed reserves, included above
December 31, 2009	136	18
December 31, 2010	450	29

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were computed by applying the unweighted, arithmetic average on the closing price on the first day of each month for the 12-month period prior to December 31, 2010, to estimated future production. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved.

Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value of our oil and natural gas properties.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows (in thousands):

As of December 31, 2010
Future cash flows	$179,600
Future production costs	52,617
Future development costs	51,441
Future income tax expense	14,183

Future net cash flows	$61,359

10% annual discount for estimated timing of cash flows	41,362

Standardized measure of discounted future net cash flows	$19,997

Changes in Standardized Measure of Discounted Future Net Cash

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and natural gas reserves is as follows (in thousands):

For the year ended December 31, 2010
Balance, beginning of the year	$(944)
Net change in prices and production costs	4,853
Sales of oil and gas, net	(3,077)
Extensions and discoveries	20,368
Purchase of minerals in place	479
Revisions of previous quantity estimates	1,436
Previously estimated development costs incurred	6,458
Accretion of discount	7
Net change in income taxes	(9,421)
Other	(162)

Balance, end of the year	$19,997

The commodity prices inclusive of adjustments for quality and location used in determining future net revenues related to the standardized measure calculation are as follows.

2010
Oil (per bbl)	$79.79
Natural gas liquids (per bbl)	$—
Gas (per mcf)	$3.49

NOTE 8—RELATED PARTY TRANSACTIONS

As of December 31, 2010, the Company held a loan payable to Williston Hunter Canada. The loan balance was $26,003,620 at December 31, 2010. Interest expense to Williston Hunter Canada totaled $1,595,087 the year ended December 31, 2010.

NOTE 9—SUBSEQUENT EVENTS

On May 3, 2011, the Company was acquired by Magnum Hunter through Magnum Hunter’s acquisition of all of the outstanding common shares of our parent company, Williston Hunter Canada (formally, NuLoch Resources, Inc.).